Exhibit 99.3

Messages and FAQs: Express Scripts Acquisition of Priority Healthcare

The information contained in this document is provided to help you respond to questions regarding the acquisition of Priority Healthcare. Please use as background information during discussions with clients and team members. Do not distribute the document externally.

Key Messages:

•	The acquisition of Priority Healthcare reinforces our business model of alignment with clients and patients.

•	The acquisition creates one of the largest and most comprehensive specialty platforms in the industry by expanding our core specialty offering, product line expertise and distribution capabilities.

Supporting Messages:

1.	Priority Healthcare is one of the nation’s largest specialty pharmacy and distribution companies.

•	With this addition, CuraScript will become one of the largest, most comprehensive specialty pharmacies in the industry.

•	The acquisition creates a tremendous platform for managing the industry’s specialty pharmacy needs, which are expected to double in spend to $70 billion by 2008.

2.	This acquisition will strengthen CuraScript’s position as one of the industry’s leaders in specialty pharmacy.

•	By increasing our specialty pharmacy size and scale, we strengthen our ability to provide greater affordability of specialty therapy for clients and patients.

•	The acquisition enhances CuraScript’s core specialty offering.

[Including, for example, particular strength in oncology, multiple sclerosis, rheumatoid arthritis, psoriasis, asthma, hepatitis, fertility, pulmonary hypertension and hemophilia.]

•	Our client-centric patient-care model offers unparalleled ability to manage a wide range of disease states.

•	Express Scripts’ and CuraScript’s clients will benefit from expanded expertise and services, including home-infusion capabilities.

3.	Priority Healthcare’s management team and employees have built a strong, patient-focused service-delivery organization.

•	The talent, knowledge and intellectual capital that Priority Healthcare provides are aligned with our commitment to providing specialty pharmacy services that are client-centric and patient-focused.

FAQs: Express Scripts Acquisition of Priority Healthcare

     FAQs

Q1.	Why did we decide to acquire another specialty pharmacy?

•	Specialty pharmaceuticals are the fastest growing component of prescription-drug spend. Specialty spend is expected to surge to $70 million by 2008; that’s a huge jump from $35 billion in 2004.
•	The acquisition will increase our size and scale, strengthening our ability to meet the demands of serving this rapidly growing market.
•	PBM clients have responded favorably to the CuraScript value proposition. By providing access to an expanded list of products and services, we can expand their ability to manage total specialty spend.

Q2.	Why did we pick Priority Healthcare?

•	The acquisition supports our strategic goal of aligning our interests with our clients by strengthening our distribution channels.
•	Priority Healthcare’s capabilities include distribution centers and specialty pharmacy operations.
•	In addition to expanding our core specialty offering, Priority Healthcare operates a chain of 29 home-infusion pharmacies throughout the U.S.
•	Additionally, Priority Healthcare has a client-centric business model and shares a commitment to quality service.

Q3.	How will Priority Healthcare enhance Express Scripts’ value proposition?
•	Priority Healthcare has built leading programs for fertility, hemophilia, pulmonary hypertension and home-infusion services. These products complement the current CuraScript offering.
•	Home-infusion services in particular offer significant value-added opportunities.

Q4.	How large will our specialty pharmacy be after the acquisition?

•	With this addition, CuraScript will become one of the nation’s leading specialty pharmacy companies, with more than $3 billion in revenues.
•	Priority Healthcare adds approximately 55,000 specialty patients a month to the 80,000 specialty patients currently served each month by CuraScript.
•	In addition, Priority Healthcare brings $1.1 billion in distribution business.

Q5.	When will the sale close?

•	We expect to close the transaction in fourth quarter 2005, subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the approval of Priority Healthcare’s shareholders and other customary closing conditions.

Q6.	How will Priority Healthcare affect my clients’ current specialty pharmacy program?

•	Account teams will continue to serve their clients in the same manner as before, with no changes to the account team structure.

FAQs: Express Scripts Acquisition of Priority Healthcare

•	As always, we are focused on serving clients and patients, and retaining current business. The addition of Priority Healthcare will allow us to fulfill all the specialty needs of clients and their members.
•	When the transaction has closed, we will have the opportunity to bring additional products and services to our clients to help them meet their total specialty medication needs.

Q7.	Where is Priority Healthcare located?
•	Headquartered in Lake Mary, Fla., near Orlando, Priority Healthcare has distribution centers and specialty pharmacy operations in Florida, Kentucky, Massachusetts and Ohio.
•	Priority Healthcare also operates a chain of 29 home-infusion pharmacies located throughout the U.S.

Q8.	How many employees does Priority Healthcare have?

•	Priority Healthcare has 1,900 employees, with the majority in Florida, Kentucky, Massachusetts and Ohio.

Q9.	What will happen next?

•	Dom Meffe will continue to lead our specialty pharmacy group.
•	Following the announcement, integration planning will begin at Express Scripts and CuraScript. As with previous acquisitions, David Lowenberg, COO, will have oversight responsibilities for integration planning, in support of Dom Meffe and his team at CuraScript.
•	When the transaction closes (anticipated in Q4), we will begin integration discussions with Priority Healthcare.
•	More information will be shared with you as it becomes available.

Q10.	Didn’t Express Scripts have an infusion services business previously? What was the scope of that business?

•	In June 2001, we sold our infusion business to Option Care. The business was similar in size to SpectraCare, which was recently acquired by Priority Healthcare.
•	Priority Healthcare’s home-infusion network enhances our portfolio of trend management tools. There is increasing client demand for solutions to the growing number of new specialty products that require infusion-related services.

Q11.	How should we conduct business during the transition period?

•	It will be business as usual as we move through the transition and planning process.
•	As we move through the process:

1.	Both companies will remain competitive and operate independently. Outside of any legal or financial due diligence, employees should not share any information of a competitive or financial nature.
2.	There will be no co-branding of letters or other communications.
3.	Each company is still responsible for its own communications with clients, patients, suppliers and other audiences.

FAQs: Express Scripts Acquisition of Priority Healthcare

•	If you are contacted about client-specific issues not found in the FAQs, please contact Carmen Fontanez, CuraScript Client Support, ext. 23.8048; or Andy Mayer, Express Scripts Account Management, ext. 36.7008.
•	If you are contacted for general information about Priority Healthcare, please direct inquiries to Ryan Soderstrom, Marketing & Corporate Communications, ext. 36.7736; or David Myers, Investor Relations, ext. 36.7173.

Q12.	What can we tell clients and other strategic audiences?

•	Communications have been developed for your use with a variety of audiences. Marketing & Corporate Communications will announce ways to obtain these templates.

4